|	NEWS

Ford Motor Company's September Sales Post 9 Percent Increase, Paced by Strong Utility and Truck Sales

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Ford's September sales totaled 175,199, up 9 percent versus last year. Ford brand sales increased 14 percent, paced by Ford brand utilities (up 35 percent) - including Escape (up 41 percent) and Explorer (up 204 percent)

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Ford truck sales register 15 percent increase; F-Series exceeded the 50,000 vehicle mark, posting its best sales month of the year with 54,410 pickups sold. Ford sold a record 15,505 EcoBoost engines in September; EcoBoost-equipped F-150 established a new monthly record

DEARBORN, Mich., Oct. 3, 2011 - Driven by a 35 percent increase in Ford brand utilities and a 15 percent gain in Ford truck sales, Ford Motor Company's September sales totaled 175,199, up 9 percent versus last year.

“Ford continues to deliver strong sales results in a dynamic marketplace with a broad portfolio of fuel-efficient, high-quality products,” said Ken Czubay, vice president, U.S. Marketing Sales and Service. “This is further proof that Ford is offering the vehicles - with the fuel economy and technologies - that people truly want and value.”

Ford Brand Utilities: Up 35 Percent
Ford brand utilities had their best September sales month since 2004. Sales totaled 48,798 for the month, delivering year-to-date sales of 425,910 utilities. As the best-selling utility brand in America, Ford utility sales are up 30 percent through September.

Ford Escape, America's best-selling utility, set a September sales record with 20,225 vehicles sold, up 41 percent versus a year ago. Escape has set monthly sales records seven out of nine months this year. Year to date, Escape sales totaled 187,850, up 32 percent.

Explorer sales in September totaled 11,336, up 204 percent versus a year ago. Through September, Explorer sales totaled 96,957, representing a 126 percent increase versus 2010.

The 2012 Explorer has an EPA-estimated highway fuel economy rating of 28 mpg when equipped with the new 2.0-liter EcoBoost engine. Explorer on the highway now beats Honda Pilot and Jeep Grand Cherokee by 5 mpg, Chevrolet Traverse by 4 mpg and Toyota Highlander by 3 mpg.

Monthly Edge sales of 11,680 vehicles ran close to September 2010's record sales of 12,815 vehicles.

“The utility segment continues to expand and has changed dramatically over the years,” Czubay said. “Ford's continued success in this segment demonstrates our ability to constantly adapt to customers' changing needs, providing them the fuel economy they want and the functionality they need.”

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Ford Brand Cars: Fusion Has a Record September
Fusion sales totaled 19,510 vehicles last month, up 23 percent, making it a record September for Ford's midsize sedan. Fusion has set monthly sales records 11 of the last 12 months. Fiesta sales totaled 3,967, up 30 percent versus a year ago.

Ford brand cars totaled 530,230 through September, up 19 percent versus the same period a year ago - more than doubling the industry sales growth of passenger cars for the same period.

Ford Brand Trucks: Up 15 Percent
Ford total truck sales were 15 percent higher in September than a year ago, with 73,225 trucks sold, representing the best sales month of the year and Ford's best September for F-Series sales since 2007. Year to date, truck sales are up 9 percent, with total sales of 582,769.

F-Series sales surpassed the 50,000 mark in September, with 54,410 pickups sold. F-Series is the first industry nameplate to break through the 400,000 mark this year, with 416,388 pickups sold through September.

EcoBoost-equipped F-150s had their best-ever sales month, and V6 engines continue to outsell V8s among F-150s, with Ford's new 3.5-liter EcoBoost and 3.7-liter V6 engines representing 57 percent of F-150 retail sales in September.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1